Exhibit 99.1

Fusion Increases First Quarter Revenue by 42%
Adjusted EBITDA Increases 12-Fold Year-to-Year

NEW YORK, NY – May 14, 2014 -- Fusion (OTCQB: FSNND), a provider of integrated cloud solutions, including cloud communications, cloud connectivity, cloud computing and other cloud services  today announced financial results for the first quarter of 2014.

First Quarter Highlights

●	Increased revenues for the first quarter ended March 31, 2014 by approximately 42% compared to the first quarter of 2013; revenues increased $6.7 million, from $16.2 million to $22.9 million
●
Reported an operating profit and improved adjusted EBITDA by $2.8 million; generated $3.1 million in adjusted EBITDA in the quarter ended March 31, 2014,  compared to $236,000 for the quarter ended March 31, 2013

●	Consolidated gross margin increased to 46.6% for the first quarter of 2014 from 27.3% for the first quarter of 2013
●	Gross margin for the Business Services segment increased to 62.5% compared to 49.6% in 2013
●	Ended the quarter with approximately 11,300 customers and ARPU of $463; churn was 1.0%
●	Ended the quarter with approximately $8.4 million in cash

Matthew Rosen, Fusion’s Chief Executive Officer, commented, "The year 2014 started strong, with year-to-year revenue growth of 42% and an increase in gross margin from 27.3% to 46.6% in the first quarter of 2014, resulting in an increase in consolidated gross profit of more than 140%, from $4.4 million in the first quarter of 2013 to $10.7 million in the first quarter of 2014. We reported a positive operating profit and adjusted EBITDA of $3.1 million, an increase of more than $2.8 million, or 1,207%, from the year-earlier period, and nearly 50% more than the adjusted EBITDA for all of fiscal 2013.”

“Over the past week, we have taken several important steps toward the future,” Mr. Rosen added.  “Our 1-for-50 reverse stock split became effective at the open of trading yesterday.  We expect to be in compliance with the listing requirements for a national exchange within the next 10 days and have filed an application with a national exchange for an up-listing of our common stock.  We also launched a comprehensive re-branding of the Company with a revitalized and graphically redesigned ‘fusion,’ which has replaced all previous brands.  In conjunction with our re-branding, we launched a new website at our new domain name, www.fusionconnect.com, which reflects our broad transformation from a telecommunications carrier services company to a comprehensive cloud services company.”

Don Hutchins, Fusion’s President and Chief Operating Officer, commented, "Cloud services is a fast-growing field, and it presents a great opportunity for agile, flexible and well-differentiated providers like Fusion.   Our vertical marketing initiatives are an important point of distinction for us, allowing us to deliver specialized solutions that meet the increasingly complex needs of key industries such as healthcare, legal, transportation, real estate and small or medium-sized businesses.  Our overall strategy is three-pronged: organic growth, verticalization, and growth by acquisition, all of which will help to expand geographies and areas of vertical expertise.  Cloud-based services allow users to move away from costly upfront capital expenditures for storage, security, computing and communications, and instead pay for these services as operating expenses on a periodic basis.  We believe our strategy will allow us to grow rapidly in a segment that is expanding exponentially.”

First Quarter Results

Fusion reported consolidated revenues of $22.9 million for the quarter ended March 31, 2014, which represents an increase of $6.7 million, or 42% over the $16.2 million reported for the first quarter of 2013.  The Company’s Business Services segment, augmented by the acquisition of the Broadvox cloud services business, posted first quarter 2014 revenues of $15.7 million, as compared to $7.5 million in the first quarter of 2013, an increase of 111%.  The Company’s Carrier Services business segment posted revenues of $7.2 million, as compared to year-earlier revenues of $8.7 million, a decrease of 18%, due to lower market rates for the termination of voice traffic.  Business Services, which comprised approximately 69% of the Company’s total revenues for the quarter, had a gross margin of approximately 62.5% for the first quarter of 2014, compared to 49.6% in the first quarter of 2013.  Carrier Services’ gross margin for the quarter ended March 31, 2014 was approximately 11.8%, up from 8.2% percent in the year-earlier first quarter.

The Company reported net income of $1.4 million, or $0.13 per share on a fully diluted basis, which includes a $2.6 million non-cash gain from the change in the fair value of our derivative liabilities, as compared to a loss of $1.6 million, or $0.47 per share for the first quarter of 2013.  The Company reported adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and specific non-recurring and non-cash adjustments), a non-GAAP metric that is used widely in our industry for comparative purposes, for the first quarter of 2014 of $3.1 million, an increase of approximately 1,207% compared to the first quarter 2013 adjusted EBITDA of approximately $236,000, approximately $1 million more than the adjusted EBITDA from the full year 2013.

At March 31, 2014, the Company had approximately 11,300 business customers with an Average Revenue per User (ARPU) of $463.00.  Churn was 1.0%.

At March 31, 2014, the Company’s cash and cash equivalents stood at $8.4 million, up from $6.2 million at December 31, 2013.  Working capital at March 31, 2014 was $6.3 million, as compared to $1.8 million at December 31, 2013.  Stockholders’ equity increased by $4.2 million to $11.2 million at March 31, 2014, as compared to approximately $7.0 million at December 31, 2013.

Use of Non-GAAP Financial Measurements:

The Company believes that EBITDA (earnings before interest, taxes, depreciation and amortization) is useful to investors because it is commonly used in the cloud communications industry to evaluate companies on the basis of operating performance and leverage. The Company also believes that EBITDA provides investors with a measure of the Company's operational and financial progress that corresponds with the measurements used by management as a basis for allocating resources and making other operating decisions. Adjusted EBITDA provides an adjusted view of EBITDA that takes into account certain significant non-recurring transactions, if any, such as impairment losses and expenses associated with pending acquisitions, which vary significantly between periods and are not recurring in nature, as well as certain recurring non-cash charges such as stock-based compensation.  Although the Company uses adjusted EBITDA as one of several financial measures to assess its operating performance, its use is limited as it excludes certain significant operating expenses. EBITDA and adjusted EBITDA are not intended to represent cash flows for the periods presented, nor have they been presented as an alternative to operating income or as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  In accordance with SEC Regulation G, the non-GAAP measurements in this press release have been reconciled to the nearest GAAP measurement, which can be viewed under the heading "Reconciliation of Net Income (Loss) to Adjusted EBITDA", immediately following the Consolidated Balance Sheets included in this press release.

-Tables follow-

Fusion Telecommunications International, Inc.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended March 31,
	2014	2013
Revenues	$22,904,829	$16,168,421
Cost of revenues, exclusive of depreciation and
amortization, shown separately below	12,229,032	11,751,596
Gross profit	10,675,797	4,416,825
Depreciation and amortization	2,567,491	849,915
Selling general and administrative expenses	7,819,397	4,267,597
Total operating expenses	10,386,888	5,117,512
Operating income (loss)	288,909	(700,687)
Other (expenses) income:
Interest expense	(1,394,546)	(659,519)
Loss on extinguishment of debt	-	(58,203)
Change in fair value of derivative liability	2,609,947	(133,250)
Other expenses, net	(41,074)	(44,621)
Total other income (expenses)	1,174,327	(895,593)
Net income (loss) before income taxes	1,463,236	(1,596,280)
Provision for income taxes	21,495	-
Net income (loss)	1,441,741	(1,596,280)
Preferred stock dividends in arrears	(442,088)	(99,246)
Net income (loss) applicable to common stockholders:	$1,021,148	$(1,695,526)

Basic earnings (loss) per common share (1):	$0.17	$(0.47)

Diluted earnings (loss) per common share (1):	$0.13	$(0.47)
Weighted average common shares outstanding (1):
Basic	6,078,546	3,573,410
Diluted	11,427,988	3,573,410

(1)  Share and per share amounts have been retroactively restated to reflect the 1 for 50 reverse stock split effective May 13, 2014.

Fusion Telecommunications International, Inc.
Consolidated Balance Sheets

	March 31, 2014	December 31, 2013
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$8,392,313	$6,176,575
Accounts receivable, net of allowance for doubtful accounts	6,031,346	5,828,389
Prepaid expenses and other current assets	2,824,674	2,704,787
Total current assets	17,248,333	14,709,751
Property and equipment, net	11,009,231	11,193,355
Other assets:
Security deposits	585,083	585,083
Restricted cash	1,163,872	1,163,872
Goodwill	5,222,088	5,124,130
Intangible assets, net	33,377,075	35,048,818
Other assets	1,092,267	1,125,652
Total other assets	41,440,385	43,047,555
TOTAL ASSETS	$69,697,949	$68,950,661

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable - non-related parties	$775,000	$625,000
Notes payable - related parties	125,000	310,714
Equipment financing obligations	217,407	245,138
Escrow payable	50,000	295,000
Accounts payable and accrued expenses	9,738,842	11,161,550
Related party payable	-	226,148
Current liabilities from discontinued operations	55,000	55,000
Total current liabilities	10,961,249	12,918,550
Long-term liabilities:
Notes payable - non-related parties, net of discount	36,642,732	36,788,987
Notes payable - related parties	1,478,081	1,478,081
Equipment financing obligations	130,863	167,614
Derivative liability	9,207,132	10,515,472
Other long-term liabilities	95,963	131,627
Total liabilities	58,516,020	62,000,331
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized,
27,883 and 23,525 shares issued and outstanding	279	235
Common stock, $0.01 par value, 18,000,000 shares authorized,
6,147,257 and 6,076,665 shares issued and outstanding (1)	61,472	60,766
Capital in excess of par value (1)	169,414,707	166,625,599
Accumulated deficit	(158,294,529)	(159,736,270)
Total stockholders' equity	11,181,929	6,950,330
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$69,697,949	$68,950,661

(1)  Share and dollar amounts have been retroactively restated to reflect the 1 for 50 reverse stock split effective May 13, 2014.

Fusion Telecommunications International, Inc. and Subsidiaries
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(unaudited)

	Three Months Ended March 31,
	2014	2013
Net loss	$1,441,741	$(1,596,280)
Interest expense and other financing costs	1,452,749	743,003
Provision for income taxes	21,495	-
Depreciation and amortization	2,567,491	849,915
Acquisition transaction expenses	111,876	-
Loss on extinguishment of debt	-	58,203
Change in fair value of derivative liability	(2,609,947)	133,250
Stock-based compensation expense	98,567	47,831
Adjusted EBITDA	$3,083,972	$235,922

About  Fusion

Fusion is a leading provider of integrated cloud solutions to small, medium and large businesses. Fusion’s advanced, high availability cloud service platform enables the integration of leading edge solutions in the cloud, including cloud communications, cloud connectivity, cloud computing and additional cloud services such as storage and security.  Fusion’s innovative, yet proven cloud solutions lower our customers’ cost of ownership, and deliver new levels of security, flexibility, scalability and speed of deployment.  Fusion is a trademark of Fusion Telecommunications International, Inc.  For more information, please visit www.fusionconnect.com.

Forward Looking Statements

Statements in this press release that are not purely historical facts, including statements regarding Fusion's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1996. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may", "expect", "anticipate", "intend", "estimate" or "continue" or the negative thereof or other variations thereof or comparable terminology. The reader is cautioned that all forward-looking statements are speculative, and there are certain risks and uncertainties that could cause actual events or results to differ from those referred to in such forward-looking statements. This disclosure highlights some of the important risks regarding the Company's business. These risks include the Company's ability to raise new capital to execute its comprehensive business strategy; the integration of businesses following an acquisition; the Company's ability to comply with its senior debt agreements; competitors with broader product lines and greater resources; emergence into new markets; natural disasters, acts of war, terrorism or other events beyond the Company's control; and the other factors identified by us from time to time in the Company's filings with the Securities and Exchange Commission, which are available through http://www.sec.gov. However, the reader is cautioned that our future performance could also be affected by risks and uncertainties not enumerated above.

Fusion Contact
Laura Nadal
212-389-9720
lnadal@fusionconnect.com

Michael Mason (Investors)
Allen & Caron Inc
212-691-8087
michaelm@allencaron.com